Exhibit 99

Burger King Holdings Inc. Reports First Quarter Fiscal 2010 Results

Company Continues Strong Net Restaurant Growth Globally

MIAMI--(BUSINESS WIRE)--October 29, 2009--Burger King Holdings Inc. (NYSE:BKC) today reported results for the first quarter of fiscal 2010.

First Quarter Highlights:

  Solid development growth across all business segments as net restaurant count increased by 58 with international markets accounting for approximately 80 percent of the increase;
  U.S. and Canada company restaurant margin improved 180 basis points to 13.9 percent from 12.1 percent in the same period last year;
  Worldwide company restaurant margin improved 40 basis points to 13.0 percent from 12.6 percent in the same period last year;
  Worldwide comparable sales were negative 2.9 percent compared to positive 3.6 percent in the same period last year;
  Earnings per share were $0.34, including $0.02 per share of negative impact from currency translation, compared to earnings per share of $0.36 and adjusted earnings per share of $0.38 in the same period last year.
	Three months ended September 30,
	2009	2008	% Change	% change excluding currency[3]
Earnings Per Share (EPS)- diluted[1]	$0.34	$0.36	-6%	0%

Adjustments[2]	-	$0.02	NM	NM

Adjusted EPS - diluted[1]	$0.34	$0.38	-11%	-5%

(1) Results include a negative impact due to the effect of currency translation of $0.02 for the three months ended September 30, 2009.

(2) See non-GAAP reconciliations for further details.

(3) Management reviews and analyzes business results excluding the effect of currency translation believing this better represents the company's underlying business trends. Results excluding the effect of currency translation are calculated by translating current year results at prior year average exchange rates.

NM-Not meaningful

In the first quarter of fiscal 2010, the company continued to face a challenging economic and consumer environment with QSR traffic falling three percent in the quarter ended August 20091 and record levels of unemployment especially as it relates to the industry’s and the company’s targeted demographic. However, quarterly financial results reflected improvements in company restaurant margin through decreased commodity costs in the U.S. and Canada and improved U.S. variable labor costs. Additionally, the company continued to execute on its barbell menu strategy and development growth plans.

Reflecting the challenging macroeconomic environment, total revenues for the first quarter of fiscal 2010 were down 5 percent at $636.9 million, compared to $673.5 million in the same quarter last year. Currency translation negatively impacted quarterly revenues by $20.9 million or 3 percent.

First quarter worldwide comparable sales were negative 2.9 percent compared to positive 3.6 percent in the same quarter last year. Comparable sales were negatively impacted by continued adverse macroeconomic conditions, including record levels of unemployed and underemployed workers, more consumers eating at home and significant competitive discounting. However, the company posted positive comparable sales of 1 percent in its EMEA/APAC business segment versus a strong prior year comparable sales growth of 4.8 percent. Leading this performance were the U.K., Australia, Korea and New Zealand offset by negative comparable sales in Germany.

Marketing efforts in the U.S. and Canada continued to focus on value with the $1 Whopper Jr.® sandwich and value promotions such as 2 for $4 Original Chicken sandwiches, Whopper® sandwiches and BK Big Fish® sandwiches across many markets. Additionally, the $1 ¼ lb. Double Cheeseburger was featured in approximately 25 percent of U.S. restaurants. The company also conducted its semi-annual direct mail coupon drop to 80 million U.S. households and continued to innovate around the snacking category, with offerings such as the Cup Cake BK® Sundae Shake and improved BK Joe® and Mocha BK Joe® coffees.

EMEA/APAC continued to satisfy consumers seeking value and quality with offerings such as King DealsTM and the Whopper® sandwich and Whopper Jr.® sandwich value meals. The Latin America business segment was also heavily value focused and featured the Come Como ReyTM (Eat Like a King) and “King Ofertas” (King DealsTM) everyday value menus, as well as discounted Family Meal bundles.

Additional marketing efforts in the first quarter included SuperFamily promotions such as G.I. JoeTM, Cloudy with a Chance of MeatballsTM and TransformersTM 2, which were leveraged across many international markets as well as the September U.S. campaign with NASCAR® Sprint Cup Series driver Tony Stewart, which showcased the Whopper® sandwich, Stewart’s favorite BK® menu item.

“While we continue to operate in a rapidly changing and difficult consumer environment, our business model remains solid as we manage the brand for the long-term,” said Chairman and Chief Executive Officer John W. Chidsey. “We continued to grow the brand globally opening 58 net new restaurants, with approximately 80 percent of those in international markets, and we realized improved company restaurant margins in the U.S. and Canada.”

In the first quarter, the company increased its worldwide net restaurant count by 58, incrementally building on the 67 net new restaurants opened in the same period last year. During the last 12 months, the company opened a total of 351 net new restaurants and is on target to open an additional 250 to 300 net new restaurants during fiscal 2010.

During the first quarter, the company posted worldwide company restaurant margin of 13.0 percent, representing an increase of 40 basis points over the prior year period and a sequential improvement of 50 basis points from the fiscal 2009 fourth quarter. Worldwide company restaurant margin benefited primarily from lower food, paper and product costs. Company restaurant margin in the U.S. and Canada segment increased 180 basis points compared to the same period last year, building on the sequential improvement realized in the fiscal 2009 fourth quarter. Lower company restaurant margin in EMEA/APAC and Latin America as compared to the same period last year, albeit improving sequentially, partially offset cost benefits experienced in the U.S. and Canada.

General and administrative (G&A) expenses increased by $8.5 million or 8 percent to $109 million compared to the same period last year. The increase includes $4.7 million in deferred compensation expense which was largely offset by $4.6 million of net gains on investments held in a Rabbi Trust recorded within the Other Operating Income and Expense category. The company also incurred additional professional services fees of $3.7 million and $1.6 million related to the previously announced step-up in share-based compensation. These factors were partially offset by a $2.7 million favorable currency translation impact. The year over year G&A increase was higher than the company’s forecasted full year increase of 2 to 3 percent, primarily due to the timing of professional services largely associated with the implementation of new Point of Sales systems, a non-recurring casualty insurance credit realized in the prior year period and deferred compensation expense as a result of the broader market’s performance. The company expects full year G&A, net of currency translation, to increase 3%, at the high end of the previously guided range, primarily to account for higher gains on deferred compensation investments, which increases G&A expense as noted above.

The company reported first quarter earnings per share of $0.34, including a $0.02 negative impact due to currency translation, compared to earnings per share of $0.36 and adjusted earnings per share of $0.38 in the same quarter last year. First quarter fiscal 2009 adjusted earnings per share excluded $3.0 million in pre-tax costs related to acquisitions of franchised restaurants.

Uses of Cash

During the first quarter, the company generated $48.0 million of cash flow from operations. The company declared and paid a cash dividend totaling $8.5 million and spent $31.2 million in capital investments primarily used to open new restaurants and re-image existing ones.

“Our highly-franchised business model enables us to generate solid cash flow even in the midst of the current difficult economic environment,” said Chief Financial Officer Ben Wells. “In fiscal 2010, we intend to continue to execute on our growth initiatives including strategically investing in the brand and diversifying our portfolio with strong international development.”

Looking ahead

“As we look ahead, we will continue to be laser focused on operations, with the goal of providing exceptional service while creating efficiencies and improving profitability,” Chidsey said. “Additionally, we will maintain our current marketing strategy focusing on the brand equities that we believe give us a distinct competitive advantage – flame-broiled taste, quality and size at affordable prices.

“From a product standpoint, we will continue to innovate around our barbell strategy offering a robust value menu including the $1 ¼ lb. Double Cheeseburger for those consumers who are focused on extreme affordability. We will balance our value menu offerings with indulgent menu items like our Steakhouse XTTM burger, which will be introduced in all U.S. markets in February with the system-wide implementation of our new batch broilers.”

Chidsey concluded: “While we expect that the unpredictable consumer environment will persist in fiscal 2010, we intend to continue to execute on the four pillars of our True North plan of growing the brand, running great restaurants, investing wisely and focusing on our people. We are clearly not where we want to be as it relates to comparable sales and overall profitability. We are, however, managing the brand for the long-term, strategically positioning the company for the future when we return to a more normal consumer environment.”

1According to The NPD Group, Inc., which prepares and disseminates CREST® data, QSR traffic in the U.S. fell 3 percent versus a year ago in the quarter ended August 2009.

About Burger King Holdings, Inc.

The BURGER KING® system operates approximately 12,000 restaurants in all 50 states and in 73 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. among America's 1,000 largest corporations and Ad Week named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Holdings, Inc., please visit the company's Web site at www.bk.com.

Related Communication

Burger King Holdings Inc. (NYSE:BKC) will hold its first quarter earnings call for fiscal year 2010 on Thursday, Oct. 29, at 10 a.m. EDT following the release of its first quarter results before the stock market opens on the same day. During the call, Chairman and Chief Executive Officer John Chidsey; Chief Financial Officer Ben Wells; Senior Vice President Global Business Intelligence and Strategy Mike Kappitt; and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's first quarter results.

The earnings call will be webcast live via the company's investor relations Web site at http://investor.bk.com and available for replay for 30 days.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our ability to open an additional 250 to 300 net new restaurants during fiscal 2010; our expectations about our ability to use our disciplined investment approach to profitably grow the brand; our expectations regarding our ability to use our highly-franchised business model to generate solid cash flow even in the midst of the current difficult economic environment; our belief and expectations regarding our ability to continue to execute on our growth initiatives in fiscal 2010, including strategically investing in the brand and diversifying our portfolio with strong international development; our expectations regarding our fiscal 2010 performance due to the challenging consumer environment; our belief and expectations regarding our ability to provide exceptional service while creating efficiencies and improving profitability; our belief and expectations that our current marketing strategy will give us a distinct competitive advantage by focusing on flame-broiled taste, quality and size at affordable prices; our belief and expectations that our barbell strategy of value menu offerings and indulgent menu items will drive our business; our ability to continue to execute on the four pillars of our True North plan of growing the brand, running great restaurants, investing wisely and focusing on our people; our belief and expectations that by managing the brand for the long-term, we will be able to strategically position the company for the future when we return to a more normal consumer environment; our expectations regarding worldwide comparable sales, the worldwide blended royalty rate, general and administrative expenses, capital expenditures, our effective tax rate and the currency translation impact on earnings per share for the 2010 fiscal year; and other expectations regarding our future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

• Economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, higher unemployment rates, increases in gas prices, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer preferences, and the impact of negative sales and traffic on our business, including the risk that we will be required to incur non-cash impairment or other charges that reduce our earnings;

• Risks arising from the significant and rapid fluctuations in the currency exchange markets and the decisions and positions that we take to hedge such volatility;

• Our ability to compete domestically and internationally in an intensely competitive industry;

• Our ability to successfully implement our international growth strategy and risks related to our international operations;

• Our ability and the ability of our franchisees to manage increases in operating costs, including health care expense if Congress passes employer mandated health care, if we or our franchisees choose not to pass, or cannot pass, these increased costs on to our guests;

• Our relationship with, and the success of, our franchisees;

• The effectiveness of our marketing and advertising programs and franchisee support of these programs;

• Risks related to franchisee financial distress due to issues arising with their Burger King® restaurants or losses from other businesses, which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties, such as landlords;

• The ability of our franchisees to refinance their business or to obtain new financing for development, restaurant remodels and equipment initiatives on acceptable terms or at all, and the strength of the financial institutions that have historically provided financing to franchisees;

• Risks related to disruptions and catastrophic events, including disruption in the financial markets, war, terrorism and other international conflicts, public health issues such as the H1N1 flu pandemic, and natural disasters, and the impact of such events on our operating results;

• Risks related to food safety, including foodborne illness and food tampering, and the safety of toys and other promotional items available in our restaurants;

• Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;

• Our ability to execute on our reimaging program in the U.S. and Canada to increase sales and profitability;

• Our ability to implement our growth strategy and strategic initiatives given restrictions imposed by our senior credit facility;

• Risks related to the ability of counterparties to our secured credit facility, interest rate swaps and foreign currency forward contracts to fulfill their commitments and/or obligations;

• Risks related to interruptions or security breaches of our computer systems and risks related to the lack of integration of our worldwide technology systems;

• Our ability to continue to extend our hours of operation, at least in the U.S. and Canada, to capture a larger share of both the breakfast and late night dayparts;

• Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

• Our ability to retain or replace executive officers and key members of management with qualified personnel;

• Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing losses in the U.K. and other factors and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes and effective tax rate;

• Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;

• Our ability to manage changing labor conditions in the U.S. and internationally;

• Adverse legal judgments, settlements or pressure tactics; and

• Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended September 30,	2009	2008	$	%
Revenues:
Company restaurant revenues	$469.1	$497.3	$(28.2)	(6)%
Franchise revenues	138.7	145.7	(7.0)	(5)%
Property revenues	29.1	30.5	(1.4)	(5)%
Total revenues	636.9	673.5	(36.6)	(5)%
Company restaurant expenses	408.3	434.7	(26.4)	(6)%
Selling, general and administrative expenses	132.5	124.7	7.8	6%
Property expenses	14.7	15.2	(0.5)	(3)%
Other operating (income) expense, net	(1.6)	9.0	(10.6)	NM
Total operating costs and expenses	553.9	583.6	(29.7)	(5)%
Income from operations	83.0	89.9	(6.9)	(8)%
Interest expense	12.8	15.4	(2.6)	(17)%
Interest income	(0.3)	(1.0)	0.7	(70)%
Interest expense, net	12.5	14.4	(1.9)	(13)%
Income before income taxes	70.5	75.5	(5.0)	(7)%
Income tax expense	23.9	25.7	(1.8)	(7)%
Net income	$46.6	$49.8	$(3.2)	(6)%

Earnings per share - basic	$0.35	$0.37	$(0.02)	(7)%
Earnings per share - diluted	$0.34	$0.36	$(0.02)	(6)%

Weighted average shares - basic	135.0	135.0
Weighted average shares - diluted	136.8	137.3

NM - Not meaningful

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a U.S. Generally Accepted Accounting Principles (GAAP) basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth and average restaurant sales. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

The Company also provides certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense.

Although there are no adjustments to EBITDA for the three months ended September 30, 2009, adjusted EBITDA for the three months ended September 30, 2008 excludes $1.5 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $1.5 million of start up charges associated with acquired restaurants.

While EBITDA and adjusted EBITDA are not recognized measures under GAAP, management uses these financial measures to evaluate and forecast the Company’s business performance. These non-GAAP financial measures have certain material limitations, including:

  they do not include net interest expense. As the Company has borrowed money for general corporate purposes, interest expense is a necessary element of its costs and ability to generate profits and cash flows;
  they do not include depreciation and amortization expenses. As the Company uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits; and
  they do not include provision for taxes. The payment of taxes is a necessary element of the Company’s operations.

Management compensates for these limitations by using EBITDA and adjusted EBITDA as only two of several measures for evaluating the Company’s business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Management believes these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA and adjusted EBITDA are not intended to be measures of liquidity or cash flows from operations or measures comparable to net income as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

There were no adjustments to income from operations, net income, income tax expense or earnings per share for the three months ended September 30, 2009. However, adjusted income from operations for the three months ended September 30, 2008 excluded the effects of $1.5 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $1.5 million of start up charges associated with acquired restaurants; adjusted net income included the after tax effects of these acquisitions. Adjusted income tax expense for the three months ended September 30, 2008 was calculated by using the Company’s actual tax rate for all items with the exception of the adjustments described above to which a U.S. federal and state rate of 36.5% was applied, resulting in an adjusted effective tax rate of 34.0%. Adjusted earnings per share were calculated using adjusted net income divided by weighted average shares outstanding. Management believes that these non-GAAP financial measures are important as they provide investors and management with additional metrics to measure comparable Company performance against prior year periods by excluding non-recurring charges associated with material acquisitions.

Non–GAAP Reconciliations

(In millions except per share data)

Reconciliations for EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share are as follows:

	Three Months Ended
	September 30,
	2009	2008
EBITDA and adjusted EBITDA

Net income	$46.6	$49.8
Interest expense, net	12.5	14.4
Income tax expense	23.9	25.7
Depreciation and amortization	25.1	25.6
EBITDA	108.1	115.5
Adjustments:
Restaurant acquisition charges	-	1.5
Start up charges for acquired restaurants	-	1.5
Total adjustments	-	3.0
Adjusted EBITDA	$108.1	$118.5

	Three Months Ended
	September 30,
	2009	2008
Adjusted Income from operations
Income from Operations	$83.0	$89.9
Adjustments:
Restaurant acquisition charges	-	1.5
Start up charges for acquired restaurants	-	1.5
Total Adjustments	-	3.0

Adjusted Income from Operations	$83.0	$92.9

	Three Months Ended
	September 30,
	2009	2008

Adjusted net income
Net Income	$46.6	$49.8
Income tax expense	23.9	25.7
Income before income taxes	70.5	75.5
Adjustments:
Restaurant acquisition charges	-	1.5
Start up charges for acquired restaurants	-	1.5
Total Adjustments	-	3.0

Adjusted Income before income taxes	70.5	78.5

Adjusted income tax expense (1)	23.9	26.7

Adjusted net income	$46.6	$51.8

Weighted average shares outstanding - diluted	136.8	137.3

Earnings per share- diluted	$0.34	$0.36
Adjusted earnings per share (2)	$0.34	$0.38

(1)Adjusted income tax expense for the three months ended September 30, 2008 is calculated by using the Company's actual tax rate for all items with the exception of the adjustments listed above to which a U.S. federal and state tax rate of 36.5% has been applied.

(2)Adjusted diluted earnings per share is calculated using adjusted net income divided by diluted weighted average shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth	Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, excluding the impact of changes in currency exchange rates.

Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of currency exchange rates.

Constant currencies Actual currencies Local currency	Excludes impact of changes in currency exchange rates. Includes impact of changes in currency exchange rates. Principal currency in which local market transacts business.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide System or system-wide Franchise sales	Refers to measures for all geographic locations on a combined basis.

Refers to measures with Company and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales at Company restaurants.

Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.

Company restaurant expenses	Consists of all costs necessary to manage and operate Company restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)	Comprised of advertising and promotional expenses and general and administrative expenses, such as costs of field management for Company and franchise restaurants and corporate overhead, including corporate salaries, deferred compensation related to investments held in a rabbi trust and facilities.

Other operating (income) expense, net

Includes income and expenses that are not directly derived from the Company’s primary business such as gains and losses on asset and business disposals, write-offs associated with Company restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on currency transactions, gains and losses on foreign currency forward contracts, net gains and losses on investments held in a rabbi trust related to deferred compensation and other miscellaneous items.

Refranchising	Refers to sales of Company restaurants to franchisees. “Net refranchising” refers to sales of Company restaurants to franchisees, net of acquisitions of franchise restaurants by the Company.

SUPPLEMENTAL INFORMATION

The following supplemental information relates to Burger King Holdings, Inc.’s results for the three months ended September 30, 2009.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year. The timing of religious holidays, such as Easter and Ramadan, may also impact restaurant sales.

Impact of Foreign Currency Translation

Our international operations are impacted by fluctuations in currency exchange rates. In Company markets located outside of the U.S., we generate revenues and incur expenses denominated in local currencies. These revenues and expenses are translated using the average rates during the period in which they are recognized, and are impacted by changes in currency exchange rates. In many of our franchise markets, our franchisees pay royalties to us in currencies other than the local currency in which they operate; however, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in currency exchange rates. The unfavorable impact on revenues from the movement of currency exchange rates was $20.9 million for the three months ended September 30, 2009. This impact was partially offset by the favorable impact of currency exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in a net unfavorable impact on income from operations of $3.6 million for the three months ended September 30, 2009.

Management reviews and analyzes business results excluding the effect of currency translation and calculates certain incentive compensation for management and corporate-level employees based on these results believing this better represents our underlying business trends. Results excluding the effect of currency translation are calculated by translating current year results at prior year average exchange rates.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended September 30,
			% Increase
	2009	2008	(Decrease)
Company restaurant revenues:
U.S. & Canada	$328.4	$340.3	(3)%
EMEA/APAC	125.9	138.4	(9)%
Latin America	14.8	18.6	(20)%
Total Company restaurant revenues	469.1	497.3	(6)%
Franchise revenues:
U.S. & Canada	80.7	84.2	(4)%
EMEA/APAC	47.1	48.5	(3)%
Latin America	10.9	13.0	(16)%
Total franchise revenues	138.7	145.7	(5)%
Property revenues:
U.S. & Canada	23.0	22.8	1%
EMEA/APAC	6.1	7.7	(21)%
Latin America	-	-	NA
Total property revenues	29.1	30.5	(5)%
Total revenues:
U.S. & Canada	432.1	447.3	(3)%
EMEA/APAC	179.1	194.6	(8)%
Latin America	25.7	31.6	(19)%
Total revenues	$636.9	$673.5	(5)%
NA - Not applicable
Note: Revenues include the unfavorable impact of currency exchange rates.

Total Revenues

Total revenues decreased by $36.6 million, or 5%, to $636.9 million for the three months ended September 30, 2009, compared to the same period in the prior year. The decrease in total revenues was primarily attributable to $20.9 million of unfavorable impact from the movement of currency exchange rates and lower comparable sales. These factors were partially offset by a net increase in the number of franchise restaurants during the trailing twelve-month period ended September 30, 2009.

Company restaurant revenues decreased by $28.2 million, or 6%, to $469.1 million for the three months ended September 30, 2009, compared to the same period in the prior year. The decrease in Company restaurant revenues was primarily due to $15.1 million of unfavorable impact from the movement of currency exchange rates and negative worldwide Company comparable sales of 2.4% (in constant currencies) for the three-month period.

Total franchise revenues decreased by $7.0 million, or 5%, to $138.7 million for the three months ended September 30, 2009, compared to the same period in the prior year. Total franchise revenues decreased as a result of a $5.0 million unfavorable impact from the movement of currency exchange rates and negative worldwide franchise comparable sales of 2.9% (in constant currencies). These factors were partially offset by a net increase of 350 franchise restaurants during the trailing twelve-month period and an increase in the effective royalty rate in the U.S. during the three-month period.

Total property revenues decreased by $1.4 million, or 5%, to $29.1 million for the three months ended September 30, 2009, compared to the same period in the prior year. The decrease for the period was primarily due to $0.8 million of unfavorable impact from the movement of currency exchange rates, negative franchise comparable sales in the U.S., which resulted in decreased revenues from percentage rents in the U.S., as well as a reduction in the number of properties leased to franchisees in EMEA. These factors were partially offset by the net effect of changes to our property portfolio in the U.S. and Canada, which includes the impact of refranchising Company restaurants and opening new franchise restaurants.

Negative worldwide comparable sales of 2.9% (in constant currencies) for the three months ended September 30, 2009 were adversely impacted by a decline in traffic compared to the same period in the prior year across many of the markets in which we operate. The decline in traffic was driven by continued adverse macroeconomic conditions, including record levels of unemployed and underemployed workers, especially SuperFan customers, our targeted demographic, more customers eating at home, heavy discounting by other restaurant chains and the H1N1 flu pandemic in Latin America. Negative worldwide comparable sales were partially offset by positive results in the EMEA/APAC business segment, which posted positive comparable sales of 1.0% for the three-month period, driven by strong performance in the U.K., Australia, New Zealand and Korea.

U.S. and Canada

In the U.S. and Canada, Company restaurant revenues decreased by $11.9 million, or 3%, to $328.4 million during the three months ended September 30, 2009, compared to the same period in the prior year. This decrease was the result of negative Company comparable sales growth in the U.S. and Canada of 2.8% (in constant currencies), a net decrease of 10 Company restaurants during the trailing twelve-month period, including the net refranchising of 27 Company restaurants, and $1.8 million of unfavorable impact from the movement of currency exchange rates in Canada. Although Company comparable sales growth in the U.S. and Canada was negative for the three-month period, it was less negative than franchise comparable sales growth due to our successful implementation of our four-corners market-based pricing model, which enabled us to implement location-based pricing decisions in our Company restaurants.

Franchise revenues in the U.S. and Canada decreased by $3.5 million, or 4%, to $80.7 million during the three months ended September 30, 2009, compared to the same period in the prior year. This decrease was primarily the result of negative franchise comparable sales growth in the U.S. and Canada of 4.9% (in constant currencies) for the three-month period, partially offset by a net increase of 48 franchise restaurants during the trailing twelve-month period and an increase in the effective royalty rate in the U.S. during the three-month period. The impact from the movement of currency exchange rates was not significant for the period.

Negative comparable sales growth in the U.S. and Canada of 4.6% (in constant currencies) for the three months ended September 30, 2009 was the result of a decline in traffic compared to the same period in the prior year, driven by continued adverse macroeconomic conditions, including record levels of unemployed and underemployed workers, especially SuperFan customers, our targeted demographic, more customers eating at home and heavy discounting by other restaurant chains. According to the NPD Group, Inc., which prepares and disseminates Crest data, QSR traffic in the U.S. declined 3% versus a year ago in the quarter ended August 2009. Products and promotions featured during the three-month period include value-focused promotions, such as the $1 Whopper Jr.® sandwich and 2 for $4 Original Chicken sandwiches, Whopper® sandwich limited time offers, such as the BBQ Stackticon™, as well as SuperFamily promotions, such as G.I. Joe™, Cloudy with a Chance of Meatballs™, Transformers™ 2 and NASCAR®.

EMEA/APAC

In EMEA/APAC, Company restaurant revenues decreased by $12.5 million, or 9%, to $125.9 million, during the three months ended September 30, 2009, compared to the same period in the prior year. This decrease was primarily due to $9.0 million of unfavorable impact from the movement of currency exchange rates and negative Company comparable sales growth in EMEA/APAC of 1.0% (in constant currencies). Company comparable sales were positive in the U.K. and Italy, flat in Spain and negative in our other Company markets.

Franchise revenues in EMEA/APAC decreased by $1.4 million, or 3%, to $47.1 million during the three months ended September 30, 2009, compared to the same period in the prior year, primarily driven by $3.9 million of unfavorable impact from the movement of currency exchange rates. However, this decrease was largely offset by the net increase of 244 franchise restaurants during the trailing twelve-month period ended September 30, 2009 and positive franchise comparable sales in EMEA/APAC of 1.3% (in constant currencies) for the three-month period.

Property revenues in EMEA/APAC decreased by $1.6 million, or 21%, to $6.1 million for the three months ended September 30, 2009, compared to the same period in the prior year. The decrease was primarily due to $0.8 million of unfavorable impact from the movement of currency exchange rates and the reduction in the number of properties in our portfolio.

Positive comparable sales growth in EMEA/APAC of 1.0% (in constant currencies) for the quarter was driven by the strength of the U.K. and our major APAC markets, including Australia, New Zealand and Korea. Comparable sales growth was positive despite the fact that many of our major markets, including Germany and Spain, experienced negative comparable sales due to traffic declines caused by adverse economic conditions and/or heavy discounting by other restaurant chains. Products and promotions featured during the three-month period include the continuation of the value-focused King Deal™ promotions in Germany, the U.K. and Spain, and the Whopper® sandwich and Whopper Jr.® sandwich value meal promotions in Australia, as well as the promotion of high quality indulgent products.

Latin America

In Latin America, where all Company restaurants are located in Mexico, Company restaurant revenues decreased by $3.8 million, or 20%, to $14.8 million during the three months ended September 30, 2009, compared to the same period in the prior year, primarily due to $4.3 million of unfavorable impact from the movement of currency exchange rates and negative Company comparable sales growth in Mexico of 5.2% (in constant currencies) for the three-month period The decrease in revenues was partially offset by a net increase of eight Company restaurants during the trailing twelve-month period.

Latin America franchise revenues decreased by $2.1 million, or 16%, to $10.9 million during the three months ended September 30, 2009, compared to the same period in the prior year. Franchise revenues decreased as a result of $1.0 million of unfavorable impact from the movement of currency exchange rates and negative franchise comparable sales growth in Latin America of 4.5% (in constant currencies) for the three-month period, partially offset by the net increase of 58 franchise restaurants during the trailing twelve-month period.

Negative comparable sales growth in Latin America was 4.6% (in constant currencies) for the three months ended September 30, 2009. The decrease in comparable sales was the result of traffic declines in the region during the quarter, particularly in Mexico and Central America, due to continued adverse socioeconomic conditions, lower influx of remittances from the U.S., a slowdown in tourism, the H1N1 flu pandemic in Mexico and South America and the devaluation of local currencies. Products and promotions featured during the three-month period include the national launch of the Mega Angus XT burger in Mexico, the Transformers™ BBQ Stackticon™ and Whopper® Furioso (aka Angry Whopper®) promotion burgers regionally, the launch of everyday branded value platforms throughout the region, including "King Ofertas" in Argentina, the continued promotion of the Come Como Rey™ (Eat Like a King) value menu in Mexico, Central America and the Caribbean, the Whopper® Jackpot sweepstakes and new “Combo Familiar” (Family Combo) promotions in Puerto Rico as well as strong kids’ properties such as Transformers™, Pokémon™, G.I. Joe™ and Cloudy with a Chance of Meatballs™.

Additional information regarding the key revenue performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of September 30,
			Increase/
	2009	2008	(Decrease)
Number of Company restaurants:
U.S. & Canada	1,046	1,056	(10)
EMEA/APAC	296	293	3
Latin America	93	85	8
Total	1,435	1,434	1

Number of franchise restaurants:
U.S. & Canada	6,500	6,452	48
EMEA/APAC	3,057	2,813	244
Latin America	991	933	58
Total	10,548	10,198	350

Number of system restaurants:
U.S. & Canada	7,546	7,508	38
EMEA/APAC	3,353	3,106	247
Latin America	1,084	1,018	66
Total	11,983	11,632	351

	Three Months Ended September 30,
	2009	2008
	(In Constant Currencies)
Company Comparable Sales Growth:
U.S. & Canada	(2.8)%	1.3%
EMEA / APAC	(1.0)%	3.4%
Latin America	(5.2)%	2.3%
Total Company Comparable Sales Growth	(2.4)%	1.9%

Franchise Comparable Sales Growth:
U.S. & Canada	(4.9)%	3.2%
EMEA / APAC	1.3%	5.0%
Latin America	(4.5)%	5.4%
Total Franchise Comparable Sales Growth	(2.9)%	3.9%

System Comparable Sales Growth:
U.S. & Canada	(4.6)%	3.0%
EMEA/APAC	1.0%	4.8%
Latin America	(4.6)%	5.2%
Total System Comparable Sales Growth	(2.9)%	3.6%

System Sales Growth:
U.S. & Canada	(4.1)%	3.7%
EMEA/APAC	8.5%	10.7%
Latin America	(2.9)%	16.3%
Total System Sales Growth	(0.1)%	6.5%

	(In Actual Currencies)
Worldwide average restaurant sales (In thousands) (1)	$321	$343

(1) The worldwide average restaurant sales (ARS) shown above includes the unfavorable impact of currency exchange rates of $11,000 for the three months ended September 30, 2009.

The following table represents sales at franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of franchise sales and are reported as franchise revenues by the Company.

	Three Months Ended September 30,
	2009	2008	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)
U.S. & Canada	$2,027.1	$2,120.0	(4	) %
EMEA/APAC	1,096.6	1,082.4	1%
Latin America	232.9	260.1	(10	) %
Total worldwide (1)	$3,356.6	$3,462.5	(3	) %

(1) Total worldwide franchise sales shown above includes the unfavorable impact from the movement of currency exchange rates of $114.5 million for the three months ended September 30, 2009.

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues		Amount
Three Months Ended September 30,	2009	2008	2009	2008
Company restaurants:
U.S. & Canada	13.9%	12.1%	$45.6	$40.6
EMEA/APAC	9.9%	12.9%	12.5	18.1
Latin America	18.2%	18.8%	2.7	3.9
Total	13.0%	12.6%	$60.8	$62.6

	Three Months Ended
	September 30,
Company restaurant expenses as a percentage of revenues:	2009	2008
Food, paper and product costs	31.7%	32.6%
Payroll and employee benefits	30.9%	30.3%
Occupancy and other operating costs	24.4%	24.5%

Total Company restaurant expenses	87.0%	87.4%

Total Company Restaurant Margin

Total Company restaurant margin decreased by $1.8 million to $60.8 million for the three months ended September 30, 2009, compared to the same period in the prior year. This decrease was driven by $2.0 million of unfavorable impact from the movement of currency exchange rates, primarily in EMEA and Latin America, the unfavorable impact of sales deleverage due to negative Company comparable sales and traffic declines across all segments and higher commodity costs in EMEA/APAC and Latin America. In Canada, Mexico and the U.K., our suppliers purchase goods in currencies other than the local currency in which they operate and pass on all, or a portion of the currency exchange impact to us. We refer to this as the negative currency exchange impact of cross border purchases, which contributed to the increase in our food, paper and product costs in Mexico and the U.K. during the three-month period. The decrease in total Company restaurant margin was partially offset by lower commodity costs in the U.S. and Canada and lower occupancy and other operating costs in the U.S. and Canada and EMEA.

As a percentage of revenues, Company restaurant margin increased by 0.4% for the three months ended September 30, 2009, compared to the same period in the prior year, reflecting the impact of the factors noted above.

U.S. and Canada

Company restaurant margin in the U.S. and Canada increased by $5.0 million to $45.6 million for the three months ended September 30, 2009, compared to the same period in the prior year. This increase was driven by the benefits realized from decreases in commodity costs and lower occupancy and other operating costs, primarily due to lower utility costs and the non-recurrence of start-up charges for acquired restaurants recorded in the prior year. These factors were partially offset by the unfavorable impact of sales deleverage due to negative Company comparable sales and traffic declines. Improvements in variable labor controls and scheduling mitigated the adverse impact of traffic declines on Company restaurant margin in our U.S. restaurants.

As a percentage of revenues, Company restaurant margin in the U.S. and Canada increased by 1.8% for the three months ended September 30, 2009, compared to the same period in the prior year, reflecting the impact of the factors noted above.

EMEA/APAC

Company restaurant margin in EMEA/APAC decreased by $5.6 million to $12.5 million for the three months ended September 30, 2009, compared to the same period in the prior year. This decrease reflects the increase in commodity costs across all countries in the segment (including the negative currency exchange impact of cross border purchases in the U.K.) and the unfavorable impact of sales deleverage due to negative Company comparable sales and traffic declines across all major Company markets in the segment. Additionally, Company restaurant margin was negatively impacted by $1 million from the movement of currency exchange rates. These factors were partially offset by lower labor costs and occupancy and other operating costs in EMEA, primarily as a result of the refranchising of six Company restaurants in Germany during the fourth quarter of fiscal 2009.

As a percentage of revenues, Company restaurant margin in EMEA/APAC decreased by 3.0% for the three months ended September 30, 2009, compared to the same period in the prior year, primarily due to the factors noted above.

Latin America

Company restaurant margin in Latin America decreased by $1.2 million to $2.7 million for the three months ended September 30, 2009, compared to the same period in the prior year. This decrease reflects the impact of commodity cost increases, including the negative currency exchange impact of cross border purchases in Mexico and the indexing by our vendors of local purchases to the U.S dollar, the unfavorable impact of sales deleverage due to negative Company comparable sales and traffic declines in Mexico due in part to continued adverse socioeconomic conditions, and the unfavorable impact from the movement of currency exchange rates of $0.8 million for the three-month period. These factors were partially offset by the non-recurrence of depreciation expense related to a single restaurant closure in the prior year and the net increase of eight Company restaurants during the twelve months ended September 30, 2009.

As a percentage of revenues, Company restaurant margin in Latin America decreased by 0.6% for the three months ended September 30, 2009, compared to the same period in the prior year, reflecting the factors noted above.

Selling, General and Administrative Expenses (Dollars in millions):

	Three Months Ended September 30,
	2009	2008	% Increase/ (Decrease)

Selling Expenses	$23.5	$24.2	(3)%
General and Administrative Expenses	109.0	100.5	8%
Total Selling, General and Administrative
Expenses	$132.5	$124.7	6%

Selling expenses decreased by $0.7 million, or 3%, to $23.5 million for the three months ended September 30, 2009, compared to the same period in the prior year, due to a $0.7 million favorable impact from the movement of currency exchange rates. Reduced contribution levels to national marketing funds due to lower sales at our Company restaurants were offset by higher local marketing expenditures aimed at driving incremental sales.

General and administrative expenses increased by $8.5 million, or 8%, to $109.0 million for the three months ended September 30, 2009 largely driven by an increase in deferred compensation expense of $4.7 million resulting primarily from appreciation in the value of investments held in a rabbi trust established to fund our deferred compensation obligations. The charge to deferred compensation was largely offset by a gain recorded in other operating income and expense. In addition, we recorded a previously-announced increase in share-based compensation expense of $1.6 million and an increase in professional services of $3.7 million. These items were partially offset with $2.7 million of favorable impact from the movement of currency exchange rates.

Annual share-based compensation expense is expected to increase through fiscal year 2010, as a result of our adoption of Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R, “Share-based Payment”) in fiscal 2007, which has resulted in share-based compensation expense only for awards granted subsequent to February 16, 2006, the date we filed our S-1 registration statement with the SEC in anticipation of our initial public offering, which occurred on May 18, 2006.

Other Operating (Income) Expense, Net

Other operating income, net, for the three months ended September 30, 2009 of $1.6 million includes a $2.6 million net gain on investments held in the rabbi trust, which represents a $4.6 million change from the same period in the prior year and largely offsets the increase in deferred compensation expense recorded in general and administrative expenses, a $0.5 million net loss related to the remeasurement of foreign denominated assets and the expense related to forward contracts used to hedge the currency exchange impact on such assets, and $0.5 million in remeasurement losses on foreign currency transactions.

Other operating expense, net, for the three months ended September 30, 2008 of $9.0 million includes $5.1 million of net expense related to the remeasurement of foreign denominated assets and the expense related to forward contracts used to hedge the currency exchange impact on such assets. It also includes $1.5 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S.

Income from Operations (by Segment) (Dollars in millions):

	Three Months Ended September 30,
	2009	2008	% Increase / (Decrease)

U.S. & Canada	$ 93.5	$ 85.4	9%
EMEA/APAC	19.8	22.6	(12)%
Latin America	7.9	10.2	(23)%
Unallocated	(38.2)	(28.3)	35%
Total (1)	$ 83.0	$ 89.9	(8)%

(1) Total income from operations shown above includes the unfavorable impact from the movement of currency exchange rates, which was $3.6 million for the three months ended September 30, 2009.

Interest Expense, Net

Interest expense, net decreased by $2.0 million during the three months ended September 30, 2009, compared to the same period in the prior year, reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the three months ended September 30, 2009 and 2008 were 4.7% and 5.4%, respectively, which included the impact of interest rate swaps on 73% and 76% of our term debt, respectively.

Income Taxes

Income tax expense was $23.9 million for the three months ended September 30, 2009, resulting in an effective tax rate of 33.9%, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations.

Income tax expense was $25.7 million for the three months ended September 30, 2008, resulting in an effective tax rate of 34.0%, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations.

Guidance

The company maintains its expectations for fiscal 2010 guidance, as provided during the company's earnings call on August 25, 2009, with the exception of G&A and currency translation. G&A, net of currency impact, is forecasted to be up 3% over the prior year, at the high end of the previously provided range, primarily due to deferred compensation expense as the result of the broader market’s performance, which will be largely offset by gains on investments recorded in the Other Income and Expense category. Additionally, given current currency levels, currency translation is expected to have a slightly positive impact on earnings per share diluted for the full fiscal year. For a complete listing of the fiscal 2010 guidance and assumptions upon which such guidance was made during the company's earnings call on August 25, 2009, refer to the company’s Form 8-K filed on August 25, 2009.

CONTACT:
Burger King Holdings, Inc., Miami
BKC Media Relations
Susan Robison, 305-378-7277
mediainquiries@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
investor@whopper.com